Exhibit 8.1
K&L Gates LLP
K&L Gates Center
210 Sixth Avenue
Pittsburgh, Pennsylvania 15222-2613
(412) 355-6500
December 27, 2010
Allegheny Technologies Incorporated
1000 Six PPG Place
Pittsburgh, Pennsylvania 15222

Re:	Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as counsel to Allegheny Technologies Incorporated, a Delaware corporation (“ATI”), in connection with the preparation and execution of the Agreement and Plan of Merger (the “Agreement”), dated as of November 16, 2010, by and among ATI, LPAD CO., a Wisconsin corporation and a direct wholly owned Subsidiary of ATI (“Merger Sub”), PADL LLC, a Wisconsin limited liability company and a direct wholly owned Subsidiary of ATI (“Merger Sub2”), and LADISH CO., INC., a Wisconsin corporation (“Ladish”). Pursuant to the Agreement, Merger Sub will merge with and into Ladish (the “Merger”), with Ladish as the surviving corporation. Immediately after the effectiveness of the Merger, Ladish shall be merged with and into Merger Sub 2 (the “Second Merger”), with Merger Sub 2 as the surviving entity. The Merger, Second Merger and certain other matters contemplated by the Agreement are described in the Registration Statement on Form S-4 (the “Registration Statement”) of ATI filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).
     You have requested our opinion regarding the federal income tax matters described in the Registration Statement under the section “Material U.S. Federal Income Tax Consequences.”
     In rendering our opinion, we have reviewed (without any independent investigation) the Agreement, the Registration Statement, the fact certificates of the parties to the Merger and Second Merger and such other documents as we have deemed necessary or appropriate. We have relied upon the truth and accuracy at all relevant times of the facts, statements, covenants, representations and warranties contained in the Agreement, the Registration Statement, and the fact certificates, and have assumed that the Merger and Second Merger will be consummated in accordance with the Agreement and the fact certificates and without breach or waiver of any material provision thereof. We have also assumed the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have further assumed the accuracy of any representation or statement made “to the knowledge of” or similarly qualified without such qualification.

Allegheny Technologies Incorporated
December 27, 2010

     Based upon and subject to the foregoing, the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences,” constitutes our opinion as to the material U.S. federal income tax consequences to holders of shares of Ladish common stock described in the Registration Statement who exchange their shares of Ladish common stock in the Merger, subject to the assumptions, limitations and qualifications referred to therein.
     We hereby consent to the filing of our opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

Very truly yours,
/s/ K&L Gates LLP

K&L GATES LLP